Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Gilead Sciences, Inc. Employee Stock Purchase Plan and the Gilead Sciences, Inc. International Employee Stock Purchase Plan of our reports dated February 22, 2023, with respect to the consolidated financial statements of Gilead Sciences, Inc., and the effectiveness of internal control over financial reporting of Gilead Sciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

August 7, 2023